UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

DigitalOcean Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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DigitalOcean Holdings, Inc.
101 6th Avenue
New York, New York 10013

Supplement to Proxy Statement for
Annual Meeting of Stockholders
to be held on June 6, 2024

This supplement, dated May 2, 2024 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of DigitalOcean Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2024, relating to the Company’s 2024 Annual Meeting of Stockholders to be held at 12:00 p.m. Eastern time on Thursday, June 6, 2024 (the “Annual Meeting”).
As disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 2, 2024, Muhammad Aaqib Gadit, the Company’s Chief Revenue Officer and a named executive officer, notified the Company of his desire to step down from his current role as Chief Revenue Officer upon the commencement of employment of a successor. At such time, Mr. Gadit shall become an advisor to the Company to transition his responsibilities for a period of time to be mutually agreed upon by the Company and Mr. Gadit.
Except as supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
This Supplement does not change the proposals to be voted on at the Annual Meeting or the recommendations of the Company's Board of Directors with respect to such proposals, in each case, as described in the Proxy Statement. If you have already submitted your proxy, or voted by telephone or Internet, you do not need to take additional action unless you wish to change your vote. If you wish to change your vote, the Proxy Statement contains information on how to change your vote. The form of proxy included in the Proxy Statement remains valid, and no new proxy cards are being distributed.